Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces Solid First Quarter 2005 Results

Fueled by 29% Data and Internet Growth and 16% Enterprise Revenue

Growth Year over Year

LITTLETON, Colo. – May 2, 2005 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its first quarter 2005 financial results, including $171.6 million in revenue, $60.0 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $35.2 million.

“Our business progressed with another solid quarter,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We have continued to deliver overall revenue and customer growth with healthy margins, fueled by 29% growth in data and Internet revenue, 16% growth in enterprise revenue and 1% growth in carrier revenue, year over year. By listening to our customers, making the right investments and enabling companies to operate more efficiently through our industry leading Ethernet solutions, we are the forerunner of what businesses need.”

Highlights for the Quarter

For the quarter ending March 31, 2005, the Company –

•	Sequentially grew enterprise revenue $2.5 million and carrier revenue $1.1 million over the fourth quarter

•	Grew enterprise revenue $12.5 million, or 16%, year over year

•	Grew data and Internet revenue $8.3 million, or 29% year over year

•	Produced M-EBITDA of $60.0 million. Achieved M-EBITDA margin of 35%.

•	Grew buildings served directly by the Company’s fiber network to nearly 5,300, a 21% increase year over year

•	Grew customers to more than 10,700 driven by strong enterprise growth, a 17% increase year over year

•	Launched a business-class VoIP offering in 21 markets

•	Issued $200 million of additional financing with a 2014 maturity, and redeemed $200 million of 2008 debt maturities

Sequential Results – First Quarter 2005 compared to Fourth Quarter 2004

Revenue

Revenue for the quarter was $171.6 million, as compared to $168.0 million for the fourth quarter of 2004, an increase of $3.6 million sequentially. The primary components of the change included:

•	$2.5 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$1.1 million increase from carriers due to stronger sales

By product line, the percentage change in revenue for the first quarter over the fourth quarter was as follows:

•	6% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	2% increase for dedicated transport services, primarily due to increased carrier sales

•	1% decrease in switched services

Disconnects for the first quarter resulted in a loss of $2.3 million of monthly revenue for the current quarter, as compared to $2.1 million in the fourth quarter of 2004 and $2.4 million for the first quarter of 2004.

M-EBITDA and Gross Margins

M-EBITDA for the quarter was $60.0 million versus $54.6 million for the fourth quarter of 2004. A portion of the increase related to $4 million of favorable tax resolutions in the first quarter, contributing to the increase in the M-EBITDA margin over the prior quarter. M-EBITDA margin was 35% compared to 33%, and gross margin was 61% compared to 60% for the first quarter of 2005 and the fourth quarter of 2004, respectively. The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company’s net loss narrowed to $35.2 million, or $.30 loss per share for the quarter, compared to a net loss of $36.1 million, or $.31 loss per share for the fourth quarter of 2004. The decrease in the net loss reflected an increase in M-EBITDA, lower depreciation expense due to retirement of assets in the fourth quarter that did not recur, and an increase in interest expense related to financing activities in the current quarter. Costs associated with financing activities represented $.09 loss per share in the current quarter.

Year over Year Results – First Quarter 2005 compared to First Quarter 2004

Revenue

Quarterly revenue was $171.6 million for the current quarter as compared to $161.6 million for the first quarter of 2004, an increase of $10.0 million. The primary components of the change included:

•	$12.5 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$3.2 million increase from carriers, primarily due to increased transport sales

•	$2.3 million decrease related to a favorable MCI bankruptcy settlement in the first quarter of 2004 that did not recur in the current quarter

•	$1.3 million decrease from related parties, primarily due to a decrease in transport services being purchased by their Internet-related businesses

•	$2.1 million decrease in intercarrier compensation due to reduced minutes of use and rate reductions

By product line, the percentage change in revenue year over year was as follows:

•	29% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	2% increase for dedicated transport services, primarily due to increased carrier sales

•	6% increase for switched services, primarily due to growth in bundled voice products

M-EBITDA and Margins

M-EBITDA for the quarter was $60.0 million versus $52.0 million in the same period last year. A portion of the increase related to $4 million of favorable tax resolutions in the current quarter, offset by a favorable $2.7 million MCI bankruptcy settlement recognized in the first quarter of 2004, which did not recur.

M-EBITDA margin was 35% for the quarter. This compared to 32% for the same period last year. Gross margin was 61% for the current quarter. This compared to 60% for the same period last year.

Net Loss

The Company’s net loss narrowed to $35.2 million, or $.30 loss per share, for the current quarter. This compares to a net loss of $38.8 million, or $.34 loss per share for the same period last year. The decrease in net loss is primarily related to an increase in M-EBITDA, offset by an increase in interest expense, reflecting higher interest rates and financing costs year over year. Financing costs represented a loss per share of $.09 and $.08 for the first quarter of 2005 and 2004, respectively.

Other Operating Highlights

Financing

In February, the Company completed an offering of $200 million of additional 9 ¼% Senior Notes due February 15, 2014. Subsequent to the financing, the Company called for the redemption of $200 million of the 9 ¾% Senior Notes due July 15, 2008. Approximately $210 million of cash on hand was used for the redemption. The primary benefit of the financing activities was to defer $200 million of debt maturities from 2008 to 2014.

Capital Expenditures

Capital expenditures were $39.3 million for the quarter. This compares to $49.4 million and $31.5 million for the fourth and first quarters of 2004, respectively. For 2005, the Company expects capital expenditures to be approximately $175 million, which includes the cost of continued expansion of its network, products and systems.

Other Revenue Items

“Our continued strong enterprise growth was complemented by our second consecutive quarter of increased carrier revenue and we are pleased with the continued strengthening in our business,” said Mark Peters, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “While the nature of our business includes quarterly fluctuations related to sales cycles, installation timing, disconnects, disputes and contract settlements, the trends in our business continue to be positive.”

Summary

“We believe to grow in this industry and to succeed long term, we must create a differentiated and defendable market position,” said Herda. “We have done this by building a unique asset that combines the strength of our powerful IP backbone and our local fiber infrastructure, with our leading product portfolio and our network management capabilities. We expect this dynamic set of capabilities combined with our ongoing focus on customer satisfaction and innovation will continue to help us grow the business,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on May 3 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of Modified EBITDA under “Financial Measures”.)

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights.

Due to the significant positive impact of the Company’s settlement with WorldCom, Inc. (now MCI Inc.), the Company has presented its selected operating statistics both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2005 and beyond, including expansion plans, revenue trends, growth prospects, service disconnects and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2004 Annual Report on Form 10-K and the risks set forth in the material posted at www.twtelecom.com under “Investor Relations” for the Company’s May 3, 2005 webcast. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations throughout the U.S. that require telecommunications intensive services. One of the country’s premier competitive telecom carriers, Time Warner Telecom integrates data, dedicated Internet access, and local and long distance voice services for long distance carriers, wireless communications companies, incumbent local exchange carriers, and such enterprise organizations doing business in healthcare, finance, higher education, manufacturing and hospitality industries as well as for federal, state and local government entities. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	3/31/05	12/31/04	Growth %
Revenue
Dedicated transport services	$85,648	$83,690	2%
Switched services	40,450	41,053	-1%
Data and Internet services	36,696	34,765	6%

	162,794	159,508	2%
Intercarrier compensation (2)	8,780	8,516	3%

Total Revenue	171,574	168,024	2%

Expenses
Operating costs	66,807	67,197	-1%

Gross Margin	104,767	100,827	4%
Selling, general and administrative	44,779	46,192	-3%

Modified EBITDA	59,988	54,635	10%

Depreciation, amortization and accretion	58,006	64,531

Operating Income (Loss)	1,982	(9,896)
Interest expense	(39,797)	(28,728)
Interest income	2,721	2,590

Net loss before income taxes	(35,094)	(36,034)
Income tax expense	75	111

Net Loss	$(35,169)	$(36,145)

Capital Expenditures	$39,330	$49,382	-20%

Gross Margin	61%	60%

Modified EBITDA Margin	35%	33%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended March 31
	2005	2004	Growth %
Revenue
Dedicated transport services	$85,648	$84,160	2%
Switched services	40,450	38,113	6%
Data and Internet services	36,696	28,424	29%

	162,794	150,697	8%
Intercarrier compensation (2)	8,780	10,952	-20%

	171,574	161,649	6%

Expenses
Operating costs	66,807	64,317	4%

Gross Margin	104,767	97,332	8%
Selling, general and administrative	44,779	45,312	-1%

Modified EBITDA	59,988	52,020	15%

Depreciation, amortization and accretion	58,006	56,813

Operating Income (Loss)	1,982	(4,793)
Interest expense	(39,797)	(35,822)
Interest income	2,721	1,319
Investment gains	—	690

Net loss before income taxes	(35,094)	(38,606)
Income tax expense	75	225

Net Loss	$(35,169)	$(38,831)

Capital Expenditures	$39,330	$31,548	25%

Gross Margin	61%	60%

Modified EBITDA Margin	35%	32%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended
	3/31/05	12/31/04	3/31/04
Weighted Average Shares Outstanding (thousands)

Basic and Diluted	115,871	115,797	115,515

Basic and Diluted Loss per Common Share
As Reported	$(0.30)	$(0.31)	$(0.34)

	As of
	3/31/05	12/31/04	3/31/04
Common shares (thousands)

Actual Shares Outstanding	116,079	115,806	115,670

Options (thousands)

Options Outstanding	19,468	19,224	19,417

Options Exercisable	12,912	12,871	11,046

Options Exercisable and In-the-Money	2,160	2,120	1,507

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2005	December 31, 2004
ASSETS
Cash and equivalents, and short-term investments	$373,176	$432,506
Receivables	51,853	56,972
Less: allowance	(10,885)	(11,415)

Net receivables	40,968	45,557

Other current assets	25,826	25,598

Long-term Investments	—	—

Property, plant and equipment	2,374,956	2,336,338
Less: accumulated depreciation	(1,090,548)	(1,033,246)

Net property, plant and equipment	1,284,408	1,303,092
Other Assets	100,824	98,835

Total	$1,825,202	$1,905,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$34,673	$42,504
Deferred revenue	19,967	20,229
Accrued taxes, franchise and other fees	64,653	69,001
Accrued interest	18,246	44,265
Accrued payroll and benefits	21,197	23,209
Current portion of debt and lease obligations	2,369	1,387
Other current liabilities	73,510	81,145

Total current liabilities	234,615	281,740

Long-Term Debt and Capital Lease Obligations
Floating rate Senior secured notes, due 2/15/2011	240,000	240,000
9.25% Senior unsecured notes, due 2/15/2014	400,493	200,000
9.75% Senior unsecured notes, due 7/15/2008	200,000	400,000
10.125% Senior unsecured notes, due 2/1/2011	400,000	400,000
Capital lease obligations	11,843	10,584
Less: current portion	(2,369)	(1,387)

Total long-term debt and capital lease obligations	1,249,967	1,249,197

Other Long-Term Liabilities	7,671	7,493
Stockholders’ Equity	332,949	367,158

Total	$1,825,202	$1,905,588

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2004				2005
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Route Miles
Metro	11,998	12,247	12,453	12,375	12,835
Regional	6,694	6,694	6,694	6,794	7,015

Total	18,692	18,941	19,147	19,169	19,850

Fiber Miles
Metro	626,873	637,081	646,849	642,298	653,506
Regional	273,963	273,963	273,963	275,163	275,186

Total	900,836	911,044	920,812	917,461	928,692

Buildings (2)
On-net	4,350	4,576	4,839	5,074	5,281
Type II	12,502	13,114	13,895	14,139	14,576

Total	16,852	17,690	18,734	19,213	19,857

Networks
Class 5 Switches	41	41	40	39	39
Soft Switches	12	12	12	13	20

Headcount
Total Headcount	1,982	1,971	1,990	1,986	2,019
Sales Associates (3)	305	310	323	314	317

Customers	9,209	9,632	9,982	10,396	10,740

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Buildings “On-net” represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for switched services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Includes Sales Account Executives and Customer Care Specialists.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	2004						2005 Mar. 31
	Mar. 31 (Note 2)			Jun. 30	Sept. 30	Dec. 31
Financial Metrics: (1), (2)	As Reported	MCI Settlement	Net of Settlement	As Reported	As Reported	As Reported	As Reported
Revenue ($000)
Dedicated transport services	$84,160	$1,661	$82,499	$83,552	$81,175	$83,690	$85,648
Switched services	38,113	(25)	38,138	39,321	39,418	41,053	40,450
Data and Internet services	28,424	675	27,749	29,908	31,708	34,765	36,696

Subtotal	150,697	2,311	148,386	152,781	152,301	159,508	162,794
Intercarrier Compensation	10,952	—	10,952	10,045	8,287	8,516	8,780

Total Revenue	$161,649	$2,311	$159,338	$162,826	$160,588	$168,024	$171,574
Operating Costs	64,317	—	64,317	64,221	65,550	67,197	66,807
Selling, general and administrative	45,312	(400)	45,712	43,381	43,432	46,192	44,779

Modified EBITDA (2)	$52,020	$2,711	$49,309	$55,224	$51,606	$54,635	$59,988

Capital Expenditures ($000)	$31,548	—	$31,548	$44,023	$46,880	$49,382	$39,330

Gross Margin (3)	60%	n/a	60%	61%	59%	60%	61%

Modified EBITDA Margin	32%	n/a	31%	34%	32%	33%	35%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company separately presents Modified EBITDA, gross margin and Modified EBITDA margin without MCI settlements to help enhance comparability of these measures between periods.
(3)	The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.